SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 5, 2010
BROADCOM CORPORATION
(Exact Name of Registrant as Specified in Charter)

California	000-23993	33-0480482

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5300 California Avenue, Irvine, CA		92617

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 926-5000
Not Applicable
(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) 2010 Performance Bonus Plan Program
On March 5, 2010 the Compensation Committee (the “Committee”) of the Board of Directors of Broadcom Corporation (the “Company” or “Broadcom”) modified the financial performance metrics for the Company’s 2010 bonus program. Two of the measures used to determine the size of the bonus pool are substantially consistent with Broadcom’s 2009 program: (i) relative revenue performance (excluding extraordinary items, at the discretion of the Committee) funding at 40% (or $16.6 million) of the total target pool; and (ii) discretionary funding over the remaining 20% (or $8.3 million) of the total target pool. The third measure, funding at 40% (or $16.6 million) of the total target pool, varies on whether 2010 is a year of industry growth, with the metric focusing on growing Broadcom’s earnings per share (EPS) faster than its revenue in an industry growth year, and protecting cash flow from operations in a year in which the industry is declining.
•	In an industry growth year, the focus is on EPS growth exceeding revenue growth. The Committee first determines the percentage growth of Broadcom’s EPS for 2010 as compared to 2009 (calculated on a non-GAAP basis), with interpolation between milestone levels. This EPS percentage growth is then adjusted by a multiplier ranging from 0 to 1 based on the extent to which EPS growth for 2010 exceeds revenue growth for 2010 (referred to as “Operating Leverage”). The Operating Leverage is expressed as a percentage equal to the quotient of the Company’s EPS growth divided by the Company’s revenue growth, minus 1. The multiplier varies based on the Segmented Industry (as defined below) revenue growth for 2010 as compared to 2009.

•	In a year in which the industry has declined, the focus is on cash flow from operations (excluding extraordinary items, at the discretion of the Committee). The target for cash flow from operations varies based on the Segmented Industry revenue growth for 2010 as compared to 2009.
     Segmented Industry. In calculating the Company’s achievement of the financial metrics, the Committee will determine industry (referred to as “Segmented Industry”) performance by using either (i) data from the World Semiconductor Trade Statistics (“WSTS”), or (ii) data from an index constructed using peer companies for each of the Company’s business groups. In determining which methodology the Committee will employ, it will generally default to using WSTS data but will verify this data using the self-constructed peer company index. To the extent the two methodologies yield materially different results, the Committee may elect to use peer company data if and to the extent it believes such data is more accurate or representative of industry and relative performance.
Amendment and Restatement of the Performance Bonus Plan
On March 5, 2010 the Committee also approved an amendment and restatement of the Performance Bonus Plan (the “Plan”) that (i) extends the term of the Plan through the year ending December 31, 2014; (ii) implements the performance objectives and bonus pool parameters discussed above, and (iii) makes a number of technical revisions and improvements to facilitate plan administration, including granting the Committee the ability to delegate its authority to administer the Plan, with respect to participants who are not elected officers, to a subcommittee of the Committee and/or one or more officers of the Company. The foregoing summary of changes to the Plan is qualified in its entirety by reference to the full text of the Performance Bonus Plan (as amended and restated March 5, 2010), a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1 Performance Bonus Plan (as amended and restated March 5, 2010)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADCOM CORPORATION, a California corporation
March 8, 2010
	By:	/s/ Eric K. Brandt
Eric K. Brandt
Executive Vice President & Chief Financial Officer